Exhibit 3.1

ARTICLES

OF

INCORPORATION

OF

SURREY BANCORP.

(as amended)

I.

The name of the corporation is “Surrey Bancorp.”

II.

The amount of authorized Capital Stock of the Corporation shall be 11,000,000 shares, to be divided into 10,000,000 shares of common stock, no Par Value, and 1,000,000 shares of Preferred Stock, no Par Value. The common stock shall be of one class. Subject to the rights of the preferred stock as determined by the Board of Directors, the holders of the common stock shall have one vote per share on all matters on which holders of the common stock are entitled to vote. The shares of preferred stock may be issued from time to time by the Corporation in such series as the Board of Directors may determine and shall have such voting powers, designations, preferences, limitations, and relative rights as the Board of Directors may and hereby is authorized to determine.

A. Of the 1,000,000 authorized shares of Preferred Stock, a series of Preferred Stock shall be as follows:

Designation of Series	Number of Shares	Par Value per Share

Series A Preferred Stock	200,000	No Par Value

The terms, relative rights, preferences and limitations of the Series A Preferred Stock shall be as follows:

Dividends: The holders of shares of Series A Preferred Stock are entitled to receive stated cash dividends from the corporation at an annual rate of 4.5%, and no more, subject to declaration by the Board of Directors, at its sole discretion, from funds legally available for the payment of dividends. Dividends on the Series A Preferred Stock will not be cumulative on a year-to-year basis. Dividends will be payable as they are declared by the Board of Directors at such time or times as it elects, and no holder of Series A Preferred Stock will have any right to receive any dividend unless and until that dividend has been declared by the Board of Directors. The stated annual dividend may be declared and paid in increments during each calendar year. In connection with each dividend payment, the Board of Directors may set a record date in advance of the payment date for the purpose of determining the holders of shares of Series A Preferred Stock who are entitled to receive that dividend.

No dividend shall be declared or paid during any calendar year on the corporation’s common stock unless and until there shall have been paid in full to the holders of Series A Preferred Stock (or set apart for purposes of such payment), without preference or priority as between such shares or other series of Preferred Stock, not less than a pro rata portion of the stated annual dividend thereon for that calendar year, at the rate provided therefore, through the date on which the corporation proposes to pay the case dividend on the common stock. Shares of Series A Preferred Stock shall not participate in dividends paid with respect to any other class or series of the corporation’s capital stock.

Liquidation: In the event of liquidation, dissolution or winding up of the corporation, whether voluntarily or involuntarily (a “Corporate Event”), the holders of the corporation’s Series A Preferred Stock, without preference or priority as between such shares or other series of Preferred Stock, but prior to any distribution of assets to holders of the corporation’s common stock, shall be entitled to receive from assets available for distribution to shareholders, for each such share held, a sum equal to $14.00 plus the amount of any dividend on such share which has been declared by the Board of Directors but has not yet been paid. Such distribution shall be considered full payment to the holders of Series A Preferred Stock, and such holders shall not participate with the holders of any other class or series of the corporation’s capital stock in the distribution of any additional assets of the corporation.

Voting: Shares of Series A Preferred Stock shall be non-voting shares, and holders of Series A Preferred Stock shall have no right to vote on matters submitted to a vote of the corporation’s shareholders except to the extent such voting rights are required by applicable law.

Conversion: Shares of Series A Preferred Stock shall be convertible at the holder’s option at any time after the date of issuance thereof into common stock of the corporation at the rate of 0.8695 shares of common stock for each one whole share of Series A Preferred Stock.

Redemption: After October 1, 2006, at any time when the market value of a share of the corporation’s common stock is more than $17.50, the corporation shall have the right and option to redeem all or a portion of the outstanding shares of Series A Preferred Stock at the rate of $14.00 for each one whole share of Series A Preferred Stock. For purposes of such conversion, the market value of a share of the corporation’s common stock will be deemed to be the average of the reported closing prices for the corporation’s common stock for the 20 consecutive trading days immediately preceding a date within five days of the date on which the corporation’s conversion agent gives the required written notice of redemption, which must be not less than 30 days’ nor more than 60 days’ notice.

In the case of a redemption of less than all of the then outstanding shares of Series A Preferred Stock, the shares to be converted may be chosen by the corporation randomly, proportionately, or in such other manner as its Board of Directors, at its sole discretion, considers reasonable and appropriate and, when made, the Board of Director’s determination shall be final, conclusive and binding on all persons, including, without limitation, the corporation and the holders of Series A Preferred Stock.

Exercise: In the event that a holder of a shares of Series A Preferred Stock desires to exercise its right to convert all or a portion of those shares into shares of the corporation’s common stock, then the holder who is exercising its option must give to the corporation written notice of intent to convert which shall state the date on which the conversion shall be effective (the “Conversion Date”). After giving the required notice of conversion by the holder, and prior to the Conversion Date, the holder shall surrender to the corporation the certificates evidencing all shares of the Series A Preferred Stock to be converted. However, the holder’s failure to surrender such certificates shall not affect or delay the conversion becoming effective. On the Conversion Date (or, if the Conversion Date specified in the notice is a date other than a regular business day of the corporation, on the corporation’s next regular business day), the holder will be deemed to become the holder of record of the shares of common stock into which the holder’s Series A Preferred Stock is converted, and the Series A Preferred Stock being converted will be deemed to have been canceled and to no longer be outstanding. Following the Conversion Date, the holder’s certificate or certificates formerly evidencing the holder’s Series A Preferred Stock which has been converted will evidence only the holder’s right to receive from the corporation certificates evidencing the common stock into which that Series A Preferred Stock has been converted, and the corporation will issue to such holder certificates evidencing the appropriate number of shares of common stock as promptly thereafter as practicable; provided however, that, notwithstanding the conversion of a holder’s Series A Preferred Stock on a Conversion Date, until the holder has surrendered to the corporation the certificates formerly evidencing the holder’s Series A Preferred Stock that has been converted, the corporation, at its option, shall not be required to deliver to the holder certificates evidencing the shares of common stock into which the holder’s Series A Preferred Stock has been converted, and the corporation may withhold any dividend or other distribution payable on those shares of common stock until such time as the holder’s certificates formerly evidencing such holder’s Series A Preferred Stock have been surrendered or otherwise accounted for to the corporation’s satisfaction.

Anti-dilutive Adjustments. In the event of (i) any dividend payable by the corporation in shares of its common stock, (ii) any subdivision, combination or reclassification of the outstanding shares of the corporation’s common stock, (iii) any issuance of rights or warrants to all holders of common stock entitling them (for a period not exceeding 45 days) to subscribe for or purchase shares of common stock at less than the then Current Market Price of the common stock, or (iv) any distribution of evidences of indebtedness, capital stock, or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above, and dividends and distributions paid exclusively in cash) to all holders of common stock, then the number and/or type of shares of common stock or other securities into which such shares of Series A Preferred Stock may be converted shall be proportionately adjusted, effective on the date of any such event, to prevent the dilution of conversion rights pertaining to the Series A Preferred Stock as described above. For purposes of this subparagraph, “Current Market Price” means the average of the daily closing prices for the ten consecutive trading days selected by the corporation commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question or, if applicable, the day before the “ex” date with respect to the issuance or distribution in question.

Each such adjustment to the outstanding Series A Preferred Stock required by the above paragraph shall be determined by the corporation’s Board of Directors in a manner which it, at its sole discretion, considers to be reasonable and appropriate and, when made, the Board of Directors’ determination shall be final, conclusive and binding on all persons, including, without limitation, the corporation and the holders of Series A Preferred Stock.

Change of Control: In the event that the corporation becomes a party to any transaction, including, without limitation, (i) a recapitalization or reclassification of the common stock; (ii) a merger of the corporation into any other person, where the corporation is not the survivor; (iii) any sale, transfer or lease of all or substantially all of the assets of the corporation; or (iv) any compulsory share exchange pursuant to which the common stock is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a “Change in Control”), then the holders of Series A Preferred Stock will have the right to convert the Series A Preferred Stock into the kind and amount of securities, cash or other property receivable upon the consummation of such Change in Control transaction by a holder of the number of shares of common stock issuable upon conversion of the Series A Preferred Stock immediately prior to such Change in Control transaction.

Fractional Shares: If, as a result of an adjustment described in the above paragraph in the number of shares of the corporation’s common stock into which each share of Series A Preferred Stock is convertible, such a conversion would result in a fractional share of common stock, then, upon conversion, the corporation shall issue to the holder the number of whole shares of common stock into which each such share is convertible and, in lieu of issuing the fractional share, the corporation shall pay to the holder in cash an amount equal to the fraction multiplied by the then current market value of a share of the corporation’s common stock. For purposes of the distribution of cash in lieu of fractional shares, the market value of a share of common stock shall be determined by the corporation’s Board of Directors in a manner which it, at its sole discretion, considers to be reasonable and appropriate and, when made, the Board of Directors’ determination shall be final, conclusive and binding on all persons, including, without limitation, the corporation and the holders of Series A Preferred Stock.

B.	Fixed Rate Cumulative Perpetual Preferred Stock, Series B.

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate

Cumulative Perpetual Preferred Stock, Series B” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 2,000.

Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles of Amendment to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in these Articles of Amendment (including the Standard Provisions in Schedule A hereto) as defined below:

(a) “Common Stock” means the common stock, no par value per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $500,000.00.

(f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation’s Series A Preferred Stock.

(g) “Signing Date” means the Original Issue Date.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

C.	Fixed Rate Cumulative Perpetual Preferred Stock, Series C.

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series C” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 100.001.

Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles of Amendment to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in these Articles of Amendment (including the Standard Provisions in Schedule A hereto) as defined below:

(a) “Common Stock” means the common stock, no par value per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $25,000.00

(f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation’s UST Preferred Stock and its Series A Preferred Stock.

(g) “Signing Date” means the Original Issue Date.

(h) “UST Preferred Stock” means the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

D. Of the 1,000,000 authorized shares of Preferred Stock, a series of Preferred Stock shall be as follows:

Designation of Series	Number of Shares	Par Value per Share

Series D Preferred Stock	200,000	No Par Value

The terms, relative rights, preferences and limitations of the Series D Preferred Stock shall be as follows:

Dividends: The holders of shares of Series D Preferred Stock are entitled to receive stated cash dividends from the Corporation at an annual rate of 5.0%, and no more, subject to declaration by the Board of Directors, at its sole discretion, from funds legally available for the payment of dividends. Dividends on the Series D Preferred Stock will not be cumulative on a year-to-year basis. Dividends will be payable as they are declared by the Board of Directors at such time or times as it elects, and no holder of Series D Preferred Stock will have any right to receive any dividend unless and until that dividend has been declared by the Board of Directors. The stated annual dividend may be declared and paid in increments during each calendar year. In connection with each dividend payment, the Board of Directors may set a record date in advance of the payment date for the purpose of determining the holders of shares of Series D Preferred Stock who are entitled to receive that dividend.

No dividend shall be declared or paid during any calendar year on the Corporation’s common stock unless and until there shall have been paid in full to the holders of Series D Preferred Stock (or set apart for purposes of such payment), without preference or priority as between such shares or other series of Preferred Stock, not less than a pro rata portion of the stated annual dividend thereon for that calendar year, at the rate provided therefore, through the date on which the Corporation proposes to pay the cash dividend on the common stock. Shares of Series D Preferred Stock shall not participate in dividends paid with respect to any other class or series of the Corporation’s capital stock, but shall rank on par with any other series of Preferred Stock with respect to dividends.

Liquidation: In the event of liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Corporate Event”), the holders of the Corporation’s Series D Preferred Stock, without preference or priority as between such shares or other series of Preferred Stock, but prior to any distribution of assets to holders of the Corporation’s common stock, shall be entitled to receive from assets available for distribution to shareholders, for each such share held, a sum equal to $7.08 plus the amount of any dividend on such share which has been declared by the Board of Directors but has not yet been paid. Such distribution shall be considered full payment to the holders of Series D Preferred Stock, and such holders shall not participate with the holders of any other class or series of the Corporation’s capital stock in the distribution of any additional assets of the Corporation.

Voting: Shares of Series D Preferred Stock shall be non-voting shares, and holders of Series D Preferred Stock shall have no right to vote on matters submitted to a vote of the Corporation’s shareholders except to the extent such voting rights are required by applicable law.

Conversion: Shares of Series D Preferred Stock shall be convertible at the holder’s option at any time after the date of issuance thereof into common stock of the Corporation at the rate of 1.0 share of common stock for each one whole share of Series D Preferred Stock.

Redemption: After January 1, 2014, at any time when the market value of a share of the Corporation’s common stock is more than $8.85, the Corporation shall have the right and option to redeem all or a portion of the outstanding shares of Series D Preferred Stock at the rate of $7.08 for each one whole share of Series D Preferred Stock. For purposes of such conversion, the market value of a share of the Corporation’s common stock will be deemed to be the average of the reported closing prices for the Corporation’s common stock for the 20 consecutive trading days immediately preceding a date within five days of the date on which the Corporation’s conversion agent gives the required written notice of redemption, which must be not less than 30 days’ nor more than 60 days’ notice.

In the case of a redemption of less than all of the then outstanding shares of Series D Preferred Stock, the shares to be converted may be chosen by the Corporation randomly, proportionately, or in such other manner as its Board of Directors, at its sole discretion, considers reasonable and appropriate and, when made, the Board of Director’s determination shall be final, conclusive and binding on all persons, including, without limitation, the Corporation and the holders of Series D Preferred Stock.

Exercise: In the event that a holder of a shares of Series D Preferred Stock desires to exercise its right to convert all or a portion of those shares into shares of the Corporation’s common stock, then the holder who is exercising its option must give to the Corporation written notice of intent to convert which shall state the date on which the conversion shall be effective (the “Conversion Date”). After giving the required notice of conversion by the holder, and prior to the Conversion Date, the holder shall surrender to the Corporation the certificates evidencing all shares of the Series D Preferred Stock to be converted. However, the holder’s failure to surrender such certificates shall not affect or delay the conversion becoming effective. On the Conversion Date (or, if the Conversion Date specified in the notice is a date other than a regular business day of the Corporation, on the Corporation’s next regular business day), the holder will be deemed to become the holder of record of the shares of common stock into which the holder’s Series D Preferred Stock is converted, and the Series D Preferred Stock being converted will be deemed to have been canceled and to no longer be outstanding. Following the Conversion Date, the holder’s certificate or certificates formerly evidencing the holder’s Series D Preferred Stock which has been converted will evidence only the holder’s right to receive from the Corporation certificates evidencing the common stock into which that Series D Preferred Stock has been converted, and the Corporation will issue to such holder certificates evidencing the appropriate number of shares of common stock as promptly thereafter as practicable; provided however, that, notwithstanding the conversion of a holder’s Series D Preferred Stock on a Conversion Date, until the holder has surrendered to the Corporation the certificates formerly evidencing the holder’s Series D Preferred Stock that has been converted, the Corporation, at its option, shall not be required to deliver to the holder certificates evidencing the shares of common stock into which the holder’s Series D Preferred Stock has been converted, and the Corporation may withhold any dividend or other distribution payable on those shares of common stock until such time as the holder’s certificates formerly evidencing such holder’s Series D Preferred Stock have been surrendered or otherwise accounted for to the Corporation’s satisfaction.

Anti-dilutive Adjustments. In the event of (i) any dividend payable by the Corporation in shares of its common stock, (ii) any subdivision, combination or reclassification of the outstanding shares of the Corporation’s common stock, (iii) any issuance of rights or warrants to all holders of common stock entitling them (for a period not exceeding 45 days) to subscribe for or purchase shares of common stock at less than the then Current Market Price of the common stock, or (iv) any distribution of evidences of indebtedness, capital stock, or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above, and dividends and distributions paid exclusively in cash) to all holders of common stock, then the number and/or type of shares of common stock or other securities into which such shares of Series D Preferred Stock may be converted shall be proportionately adjusted, effective on the date of any such event, to prevent the dilution of conversion rights pertaining to the Series D Preferred Stock as described above. For purposes of this subparagraph, “Current Market Price” means the average of the daily closing prices for the ten consecutive trading days selected by the Corporation commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question or, if applicable, the day before the “ex” date with respect to the issuance or distribution in question.

Each such adjustment to the outstanding Series D Preferred Stock required by the above paragraph shall be determined by the Corporation’s Board of Directors in a manner which it, at its sole discretion, considers to be reasonable and appropriate and, when made, the Board of Directors’ determination shall be final, conclusive and binding on all persons, including, without limitation, the Corporation and the holders of Series D Preferred Stock.

Change of Control: In the event that the Corporation becomes a party to any transaction, including, without limitation, (i) a recapitalization or reclassification of the common stock; (ii) a merger of the Corporation into any other person, where the Corporation is not the survivor; (iii) any sale, transfer or lease of all or substantially all of the assets of the Corporation; or (iv) any compulsory share exchange pursuant to which the common stock is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a “Change in Control”), then the holders of Series D Preferred Stock will have the right to convert the Series D Preferred Stock into the kind and amount of securities, cash or other property receivable upon the consummation of such Change in Control transaction by a holder of the number of shares of common stock issuable upon conversion of the Series D Preferred Stock immediately prior to such Change in Control transaction.

Fractional Shares: If, as a result of an adjustment described in the above paragraph in the number of shares of the Corporation’s common stock into which each share of Series D Preferred Stock is convertible, such a conversion would result in a fractional share of common stock, then, upon conversion, the Corporation shall issue to the holder the number of whole shares of common stock into which each such share is convertible and, in lieu of issuing the fractional share, the Corporation shall pay to the holder in cash an amount equal to the fraction multiplied by the then current market value of a share of the Corporation’s common stock. For purposes of the distribution of cash in lieu of fractional shares, the market value of a share of common stock shall be determined by the Corporation’s Board of Directors in a manner which it, at its sole discretion, considers to be reasonable and appropriate and, when made, the Board of Directors’ determination shall be final, conclusive and binding on all persons, including, without limitation, the Corporation and the holders of Series D Preferred Stock.

III.

The address of the initial registered office and principal office of the corporation is 145 North Renfro Street, Mount Airy (Surry County), North Carolina 27030-8038, and the name of its registered agent at such address is Edward C. Ashby III.

IV.

The name and address of the incorporator is:

Ronald D. Raxter

Maupin Taylor & Ellis, P.A.

Highwoods Tower One, Suite 500

3200 Beechleaf Court

Raleigh, North Carolina 27604

V.

The number of directors constituting the initial board of directors shall be three (3); and the names and addresses of the persons who are to serve as directors until the first meeting of the shareholder, or until their successors are duly elected and qualified, are:

NAME	ADDRESS

Edward C. Ashby III	145 North Renfro Street, Mount Airy, North Carolina 27030-8038
Pedro A. Pequeno II	145 North Renfro Street, Mount Airy, North Carolina 27030-8038
Mark H. Towe	145 North Renfro Street, Mount Airy, North Carolina 27030-8038

VI.

The Corporation shall indemnify and hold harmless to the fullest extent from time to time permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed civil, criminal, administrative, investigative, or arbitrative action, suit or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit, or proceeding) by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation or its predecessor unincorporated association, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as trustee or administrator under an employee benefit plan. The indemnification provided for herein shall, to the fullest extent from time to time permitted by law, apply against all liability and expense incurred by any such person in connection with such action, suit, or proceeding, including, without limitation, all reasonable attorneys’ fees and expenses, judgments, fines, excise taxes, and amounts paid in settlement, and all reasonable costs, expenses, and attorneys’ fees incurred in connection with the enforcement of such rights to indemnification. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that any such person did not meet any requisite standard of conduct imposed by law in order to be entitled to such indemnification. To the fullest extent from time to time permitted by law, expenses of any such person incurred in defending any civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding. The rights of indemnification set forth herein shall inure to the benefit of any such person, whether or not such person is an officer, director, employee, or agent at the time such liabilities or expenses are imposed or incurred, and, in the event of such person’s death, shall extend to his or her legal representative. The rights to indemnification hereunder shall be in addition to and not exclusive of any other rights to which any such person may be entitled under any statute, agreement, insurance policy, or otherwise.

VII.

No individual serving as a director of the Corporation shall be personally liable in an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of such person’s duty as a director of the Corporation; provided, however, that the foregoing clause shall not apply to any liability of a director with respect to (i) acts or omissions not made in good faith that the director at the time of breach knew or believed were in conflict with the best interests of the Corporation; (ii) any liability under Section 55-8-33 of the North Carolina General Statutes; or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the Corporation). If the North

Carolina General Statutes are amended after the filing of these Articles to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the North Carolina General Statutes, as so amended. No amendment or repeal of the provisions of this Article 7 shall apply to or have any affect on the liability or alleged liability of any director of the Corporation for or with respect to any act or failure to act on the part of such director occurring prior to such amendment or repeal. This provision shall not affect any charter or by-law provision or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability pursuant to and in accordance with the North Carolina General Statutes.

VIII.

In connection with the exercise of its or their judgment in determining what is in the best interests of the corporation and its shareholders, the Board of Directors of the corporation, any committee of the Board of Directors, or any individual director may, but shall not be required to, in addition to considering the long-term and short-term interests of the shareholders, consider any of the following factors and any other factors which it or they deem relevant: (i) the social and economic effects of the matter to be considered on the corporation and its subsidiaries, its and their employees, depositors, customers, and creditors, and the communities in which the corporation and its subsidiaries operate or are located; and (ii) when evaluating a business combination or a proposal by another person or persons to make a business combination or a tender or exchange offer or any other proposal relating to a potential change of control of the corporation (x) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the communities in which the corporation and its subsidiaries operate or are located, (y) the competence, experience, and integrity of the acquiring person or persons and its or their management, and (z) the prospects for successful conclusion of the business combination, offer or proposal. The provisions of this Section 8 shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency the right to be considered. As used in this Section 8, the term “person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity; and, when two or more persons act as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding, voting or disposing of securities of the corporation, such partnership, limited partnership, syndicate or group shall also be deemed a “person” for purposes of this Section

IX.

These articles will become effective upon filing.

Schedule A

[with respect to the Fixed Rate Cumulative Perpetual Preferred Stock, Series B]

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Articles of Amendment. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Articles of Amendment” means the Articles of Amendment relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(d) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(e) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(f) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(g) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred

Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

(o) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(p) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(q) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Articles of Amendment, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefore, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Articles of Amendment).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefore, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation , at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant articles of amendment for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Articles of Amendment for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles of Amendment for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in these Articles of Amendment, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Schedule A

[with respect to the Fixed Rate Cumulative Perpetual Preferred Stock, Series C]

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Articles of Amendment. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b) “Articles of Amendment” means the Articles of Amendment relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f) “Charter” means the Corporation’s articles of incorporation, as amended.

(g) “Dividend Period” has the meaning set forth in Section 3(a).

(h) “Dividend Record Date” has the meaning set forth in Section 3(a).

(i) “Liquidation Preference” has the meaning set forth in Section 4(a).

(j) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(k) “Preferred Director” has the meaning set forth in Section 7(b).

(l) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(m) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

(n) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(o) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(p) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Articles of Amendment, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefore, cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of 9.0% on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Articles of Amendment).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of

Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the later of (i) first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date; and (ii) the date on which all outstanding shares of UST Preferred Stock have been redeemed, repurchased or otherwise acquired by the Corporation. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefore, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency and subject to the requirement that all outstanding shares of UST Preferred Stock shall previously have been redeemed, repurchased or otherwise acquired by the Corporation, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant articles of amendment for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefore, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters . So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Articles of Amendment for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles of Amendment for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restriction s thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail; postage prepaid, or if given in such other manner as may be permitted in these Articles of Amendment, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation . The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.